JAMMIN JAVA CORP. 8-K

EXHIBIT 16.1

April 4, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K dated April 4, 2017. We have read the Company’s statements included under Item 4.01 of its form 8-K and we agree with such statements insofar as they relate to our Firm.

SQUAR MILNER LLP